BROAD AND CASSEL
                          201 South Biscayne Boulevard
                                   Suite 3000
                              Miami, Florida 33131

                                February 12, 1998

Tel-Com Wireless Cable TV Corporation
1506 N.E. 162nd Street
North Miami Beach, Florida 33162

         Re:      TEL-COM WIRELESS CABLE TV CORPORATION
                  REGISTRATION STATEMENT ON FORM SB-2

Ladies and Gentlemen:

         You have requested our opinion with respect to the shares of the Company's common stock, par value $.001 per share (the "Common Stock"), included in the Registration Statement on Form SB-2 (the "Form SB-2") filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act").

         As counsel to the Company, we have examined the original or certified copies of such records of the Company, and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary for the opinions expressed in this letter. In such examination, we have assumed the genuineness of all signatures on original documents, and the conformity to original documents of all copies submitted to us as conformed or photostatic copies. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

         Based on, and subject to the foregoing, we are of the opinion that the issued and outstanding shares of Common Stock being registered on behalf of the Selling Shareholders as described in the Form SB-2 have been duly and validly issued, and are fully paid and non-assessable. Furthermore, we are of the opinion that the shares of Common Stock being registered in the Form SB-2 that are issuable due to or upon exercise or conversion of the Company's warrants, shall, upon such issuance as described in the Form SB-2, be duly and validly issued and fully paid and nonassessable.

Tel-Com Wireless Cable TV Corporation
February 12, 1998
Page 2

         In rendering this opinion, we advise you that members of this Firm are members of the Bar of the State of Florida, and we express no opinion herein concerning the applicability or effect of any laws of any other jurisdiction, except the securities laws of the United States of America referred to herein.

         This opinion has been prepared and is to be construed in accordance with the Report on Standards for Florida Opinions, dated April 8, 1991, issued by the Business Law Section of The Florida Bar (the "Report"). The Report is incorporated by reference into this opinion.

         We hereby consent to the filing of this opinion as an exhibit to the Form SB-2. We also consent to the use of our name under the caption "Legal Matters" in the Prospectus constituting part of the Form SB-2. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

                                                            Very truly yours,

                                                            /s/ Broad and Cassel
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                                                            BROAD AND CASSEL